As filed with the Securities and Exchange Commission on June 9, 2004

Registration No. 333-115545

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US LEC Corp.

(Exact name of registrant as specified in its charter)

Delaware	56-2065535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard

Charlotte, North Carolina 28211

Telephone: (704) 319-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Shor

General Counsel

Morrocroft III, 6801 Morrison Boulevard

Charlotte, North Carolina 28211

Telephone: (704) 319-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barney Stewart III, Esq.

Thomas H. O’Donnell, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Telephone: (704) 331-1000

Approximate date of commencement of proposed sale to the public:

From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

179,061 Shares

US LEC Corp.

Class A common stock

The selling stockholders identified in this prospectus may offer and sell the shares of Class A common stock offered by this prospectus from time to time. We previously issued the shares in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended.

We are registering the offer and sale of the shares held by selling stockholders to satisfy our contractual obligations to provide the selling stockholders with freely tradeable shares. US LEC will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

The Class A common stock is quoted on the Nasdaq National Market under the symbol “CLEC.” The last reported sale price of the Class A common stock on June 8 was $4.04 per share. You are urged to obtain current market data, and should not use the market price as of June 8, 2004 as a prediction of the future market price of our Class A common stock.

See “ Risk Factors” beginning on page 1 to read about certain factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities registered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 10, 2004

You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information in this prospectus, including information incorporated by reference, may be based on information provided by us and other sources that we believe are reliable. However, we cannot assure you that the information is accurate or complete. For example, in preparing estimates of market share and industry data, we utilized third party sources when possible, but cannot verify some of the estimates through independent sources.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Company’s securities.

You should base your decision to invest in our Class A common stock solely on information contained in this prospectus, any related prospectus supplement and information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information set forth herein, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation, whether as to the past or the future.

Except as otherwise indicated, all references in this prospectus to “we,” “us,” our company” or “US LEC” means US LEC Corp. and its subsidiaries.

i

THE COMPANY

Based in Charlotte, North Carolina, we are a super-regional telecommunications carrier providing voice, data and Internet services to approximately 18,200 mid-to-large-sized business class customers throughout the eastern United States. We primarily serve telecommunication-intensive business class customers in a wide variety of industries. The Company also provides shared Web hosting and dial-up Internet services to approximately 18,000 additional residential and small business customers.

US LEC was founded in 1996 and first initiated service in North Carolina in March 1997, becoming one of the first competitive local exchange carriers in North Carolina to provide switched local exchange services. Since 1997, US LEC’s business has changed substantially as our product offerings have grown to include a full suite of voice, data and Internet services and our geographic area of service has expanded significantly to encompass nearly all of the major business centers in the eastern United States.

Our product line includes local calling services, long distance, long distance plans featuring toll free, calling card and conferencing services, dedicated and dial-up Internet services, frame relay, multi-link frame relay, Asynchronous Transfer Mode (“ATM”), Digital Private Line (“DPL”) services, managed data solutions, data center services, co-location and Web hosting. The US LEC network is currently supported with 27 digital voice and data switching centers and over twenty data points of presence (“POPs”), operating on Lucent 5ESS® AnyMedia™, Lucent CBX500 ATM and Tekelec SanteraOne™ digital switches, as well as Juniper and Cisco® Internet routers.

We provide our full suite of voice, data and Internet services in 15 states plus the District of Columbia, including Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, and Virginia. We also offer nationwide data services, as well as selected voice services, such as long distance calling, calling card, conferencing and toll free service, in 25 additional states including Arkansas, California, Colorado, Connecticut, Delaware, Illinois, Indiana, Iowa, Kansas, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, North Dakota, Ohio, Oregon, South Dakota, Texas, Washington, West Virginia, Wisconsin and Wyoming.

Our Class A common stock is traded on the Nasdaq National Market under the trading symbol “CLEC.” Our principal executive offices are located at Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, telephone (704) 319-1000. We were incorporated in Delaware in 1996.

RISK FACTORS

You should carefully consider and evaluate all of the information included in this prospectus, including the risk factors set forth below, and the information incorporated by reference into, this prospectus before deciding to invest in our Class A common stock. The following is not an exhaustive discussion of all of the risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may impair our business operations and results of operations.

Our continued success depends on our ability to manage and expand operations effectively.

Our ability to manage and expand operations effectively will depend on a variety of factors, including our ability to:

•	offer high-quality, reliable services to our customers at reasonable costs;

•	install and operate telecommunications switches and related equipment;

•	acquire necessary equipment, software and facilities;

•	integrate our existing and newly acquired technology and facilities, such as switches and related equipment;

•	lease access to suitable fiber optic transmission facilities at competitive prices;

•	scale operations;

•	evaluate markets;

•	monitor operations;

•	control costs;

•	maintain effective quality controls;

•	hire, train and retain qualified personnel;

•	enhance operating and accounting systems;

•	address operating challenges;

•	adapt to market and regulatory developments; and

•	obtain and maintain required governmental authorizations.

In order for us to succeed, we must achieve these objectives in a timely manner and on a cost-effective basis. If we do not achieve these objectives, we may not be able to compete in our existing markets or expand into new markets. A failure to achieve one or more of these objectives could have a material adverse effect on our business.

In addition, we have grown rapidly since our inception and expect to continue to grow by expanding our product offerings and entering new markets. We expect our growth to place a strain on operational, human and financial resources, particularly if we grow through acquisitions. Our ability to manage operations and expansion effectively depends on the continued development of plans, systems and controls for our operational, financial and management needs. We cannot assure you that we will be able to satisfy these requirements or otherwise manage our operations and growth effectively. A failure to satisfy these requirements could have a material adverse effect on our financial condition and ability to fully implement our growth and operating plans.

We will not be able to expand our operations if capital is not available when we need it.

The development and expansion of our networks requires substantial capital investment. If this capital is not available when needed, our business will be adversely affected. Our 2003 capital expenditures were $36 million, and we expect to spend slightly less than that amount in 2004. We estimate that our debt service requirements in 2004 will be approximately $19 million, which includes approximately $11 million of scheduled principal payments and $8 million estimated for interest, assuming no significant increases in interest rates during the year. We also expect to have substantial capital expenditures in 2005 and thereafter and substantial payment obligations under our senior credit facility in 2005 and 2006.

Provided our operating results conform to our business plan, we believe our cash on hand as of March 31, 2004 of approximately $43.6 million and future cash flow from operations will be sufficient to fund our operating, investing and debt service requirements through March 2005. We may be required to seek additional financing if:

•	our business plans and cost estimates are inaccurate;

•	we are not able to generate sufficient cash flow from operations to service our debt, fund our capital expenditures and finance our business operations;

•	we decide to significantly accelerate the expansion of our business and existing networks; or

•	we consummate acquisitions or joint ventures that require incremental capital.

If we were to seek additional financing, the terms offered may place significant limits on our financial and operating flexibility, or may not be acceptable to us. The failure to raise sufficient funds on reasonable terms may require us to modify or significantly curtail our business plan. This could have a material adverse impact on our growth, ability to compete, and ability to service our debt.

We may be unable to complete acquisitions that would enable us to grow our customer base, to expand into new markets or to provide new services.

We may acquire other businesses to grow our customer base, to expand into new markets or to provide new services. We cannot predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Any acquisition involves certain risks including:

•	difficulties assimilating acquired operations and personnel;

•	potential disruptions of our ongoing business;

•	diversion of resources and management time;

•	the possibility that uniform standards, controls, procedures and policies may not be maintained;

•	risks associated with entering new markets in which we have little or no experience;

•	risks related to providing new services with which we have little experience;

•	the potential impairment of relationships with employees or customers as a result of changes in management;

•	difficulties in evaluating the historical or future financial performance of the business;

•	integration of network equipment and operating support systems;

•	brand awareness issues related to the acquired assets or customers; and

•	prepayment of assumed liabilities from acquired companies.

If we decide to acquire a business or its customers, we cannot assure you that financing would be available on satisfactory terms or that the acquired business would perform as expected.

We and other industry participants are frequently involved in disputes over issues that are important to our financial and operational success. Further legislation and regulatory rulemaking is expected to occur as the industry continues to deregulate and as we enter new markets or offer new products. Rulings or legislation adverse to us could have a material adverse effect on our operations and financial well being.

The deregulation of the telecommunications industry, the implementation of the Telecommunications Act of 1996 (“Telecom Act”) and the distress of many carriers in the wake of the downturn in the telecommunications industry have involved numerous industry participants, including us, in lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations such as the American Arbitration Association, and courts over many issues important to our financial and operational success. These issues include the interpretation and enforcement of interconnection agreements, the terms of new interconnection agreements, operating performance obligations, inter-carrier compensation, including compensation issues such as the access rates applicable to different categories of traffic (including calls placed by or to wireless carriers’ end-users) and the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company from other incumbent carriers, the price the Company will pay for those services and facilities, and the regulatory treatment of new technologies and services. We anticipate that we will continue to be involved in various lawsuits, arbitrations and proceedings over these and other material issues. We also anticipate that further legislative and regulatory rulemaking will occur—on the federal and state level—as the industry deregulates and as we enter new markets or offer new products. Rulings adverse to us, adverse legislation, new regulations or changes in governmental policy on issues material to us could have a material adverse effect on our operations, results of operations, revenue and cash flow.

While a recent decision by the Federal Communications Commission (“FCC”) addressing a number of issues among carriers concerning access service has ended much of the uncertainty on these issues, we do not anticipate that it will eliminate all billing disputes for these services, and the Company may be involved in continuing disputes and possibly additional litigation over billing for transport access services.

Prior to April 2001, a number of inter-exchange carriers (“IXCs”) had refused to pay access charges to competitive local exchange carriers (“CLECs”), including the Company, alleging that the access charges exceeded the rates charged by the incumbent local exchange carriers (“ILECs”), as well as disputing the rates applicable to different categories of traffic and the jurisdiction of traffic for compensation purposes. On April 27, 2001, the FCC released its Seventh Report and Order and Further Notice of Proposed Rulemaking (the “April Access Order”) in which it established a benchmark rate at which a CLEC’s interstate access charges will be presumed to be reasonable and which CLECs may impose on IXCs by tariff. Several requests for reconsideration were filed addressing various aspects of the April Access Order. The FCC resolved those requests in the Eighth Report and Order and Fifth Order on Reconsideration released on May 18, 2004 (“Eighth Report and Order”) in ways that, except as noted below, do not impact the Company. Carrier access revenue, including revenue for traffic originating from wireless carriers, accounted for approximately 16% of our revenue for the quarter ended March 31, 2004.

In September 2002, we filed a Petition for Declaratory Ruling with the FCC requesting that the FCC reaffirm its prior positions that access charges can be collected by local exchange carriers in connection with calls placed by or to the end-user customers of wireless carriers. We also have received separate requests for information from the FCC’s Enforcement Bureau concerning our billing for this traffic, our tariff terms describing these services, and methods of billing.

In the Eighth Report and Order, the FCC sought to resolve the issue of whether a CLEC had the right to bill an IXC for access services for calls placed by or to the end-user customers of wireless carriers. The FCC held that, prior to the entry of the Eighth Report and Order, it would not have been unreasonable for a CLEC to charge the FCC-set unitary benchmark rate for access services provided for traffic to or from end-users of other carriers, provided the other carrier serving the end-user did not also charge the IXC and provided that the CLEC’s charges were otherwise in compliance with and supported by its tariff. Additionally, on a going forward basis, the FCC determined the benchmark rate established in the April Access Order is available only when a CLEC provides an IXC with access to the CLEC’s own end-users. When the end-user is the customer of another carrier, the FCC held the CLEC has the right to charge for individual elements of service actually provided to the IXC consistent with its tariff and at rates no higher than the rate charged by the competing incumbent LEC for the same functions.

We anticipate that while the Eighth Report and Order ended uncertainty in a number of areas related to billing by CLECs for access services, it will not result in the elimination of all of the disputes over these services, and we may be involved in continuing disputes and possibly additional litigation relating to access services.

We are discussing with the FCC our belief that no additional proceedings are warranted beyond those already pending on the issue of calls placed by the end-users of wireless carriers, including the proceeding we commenced requesting guidance to the industry on the issue. However, the FCC’s Enforcement Bureau has notified the Company that the Eighth Report and Order did not resolve the requests for information that the Company had received concerning the Company’s billing for wireless traffic, its methods of billing, and its access services tariff. If the Enforcement Bureau concludes further proceedings are appropriate, and commences a show cause proceeding requiring the Company to prove it has not violated FCC rules, it could prompt certain IXCs to assert claims for repayment of access charges collected by the Company for services provided in connection with calls to or from the Company’s wireless carrier customers. The Company would vigorously defend any such claims. However, if the Company should be unsuccessful in defending these claims, they could, in the aggregate, have a material adverse impact on the Company’s results of operations, financial condition and cash flow.

An adverse outcome in the Company’s pending litigation with an IXC involving access charges, while itself not anticipated to be material, could prompt other IXC’s to assert similar claims which, if ultimately successful, could have a material adverse impact on the Company’s financial condition, results of operations and cash flow.

In September 2002, ITC^DeltaCom Communications, Inc. (“ITC”) filed a lawsuit against the Company alleging that ITC was not obligated to pay access charges for calls made by end user customers of wireless providers (who are US LEC customers) that were destined for ITC’s toll-free customers and also asserted claims for damages. ITC does not dispute its obligation to pay access charges for calls made by end user customers of wireline providers. The Company denied ITC’s allegations and counterclaimed to recover the access charges owed by ITC. The Company and ITC filed dispositive motions seeking early resolution of the case. On March 15, 2004, the Court granted US LEC’s motions in part, denied the Company’s motions in part, and granted ITC’s motion for partial summary judgment that US LEC’s tariff did not adequately describe the services offered, which barred the Company from collecting for the services rendered. The Company disagrees with the Court’s findings and intends to continue to assert its position vigorously through trial and any appeals that might be necessary.

Subsequent to the Court’s summary judgment order, the FCC issued the Eighth Report and Order and the United States Court of Appeals for the Eleventh Circuit issued a ruling giving new guidance to the courts under its supervision on the Filed Rate Doctrine, which is one important issue in the ITC case. On April 5, 2004, the Company filed a Motion for Reconsideration or, alternatively for referral of the case to the FCC, in which the Company asserted that the Court erred in its interpretation of the Company’s tariff. On May 27, 2004, the Court set an evidentiary hearing for US LEC’s Motion for Reconsideration and denied the Company’s request to refer the case to the FCC. The timing of the decision of the Court with respect to the reconsideration motion cannot be predicted. The Company believes there are valid grounds for the Court to reconsider and reverse its earlier ruling.

If the Court’s decision is not reversed at trial or on appeal, US LEC may be required to repay disputed wireless access charges that were collected from ITC and would not be permitted to collect disputed and unpaid wireless access charges arising after ITC stopped payment. The Company cannot predict the amount of damages, if any, that might be awarded by the Court. However, neither the repayment of access charges already paid, nor the inability to collect charges from ITC would have a material adverse impact on US LEC’s results of operations or financial condition. However, an unfavorable outcome for the Company in the ITC litigation could prompt other IXCs to assert claims for repayment of similar access charges collected by the Company. The Company would vigorously defend any such claims. If other IXCs ultimately were successful, these claims could, in the aggregate, have a material adverse impact on the Company’s results of operations, financial condition and cash flow.

There are significant uncertainties about the future availability and pricing of unbundled network elements (UNE’s) and related elements from incumbent local exchange carriers.

In December 2001, the FCC initiated a comprehensive evaluation of its rules governing the offering and pricing of unbundled of network elements (“UNEs”). Various parties impacted by the FCC’s orders on this subject—ILECs as well as CLECs—filed motions for reconsideration with the FCC and appeals to the courts. On May 24, 2002, the United States Court of Appeals for the D.C. Circuit (“D.C. Circuit”) overturned two decisions of the FCC, vacating and remanding aspects of those decisions to the FCC. The FCC consolidated the issues on UNEs remanded by the D.C. Circuit with its separate Triennial Review UNE proceeding. On August 21, 2003, the FCC released its Triennial Review Order (“TRO”) addressing the remand on UNEs and its statutorily mandated comprehensive evaluation of UNEs.

Several parties impacted by the TRO—ILECs as well as CLECs—filed motions for reconsideration with the FCC and appeals from various aspects of the TRO. The appeals were consolidated before the D.C. Circuit, which stayed the effectiveness of portions of the TRO pending appeal. On March 2, 2004, the D.C. Circuit issued a decision reversing a substantial portion of the TRO. The Court stayed the effectiveness of its decision for sixty (60) days to give the parties the opportunity to seek reconsideration or to seek a writ of certiorari from the Supreme Court.

All of the FCC Commissioners collectively urged the parties—ILECs, RBOCs, CLECs, Independent LECs and CMRS carriers—to resolve their disputes through good faith commercial negotiations. US LEC agreed to participate in these negotiations, but to date no progress has been made. Thus, the future of UNEs and related facilities and services requirements imposed on ILECs are in substantial doubt. While the elimination of these facilities and services requirements would not, in and of itself, have a material adverse impact on the Company, it would remove a significant opportunity for future cost-savings. Ultimately, depending on the outcome, it could affect our ability to compete in the marketplace.

The outcome of administrative proceedings related to inter-carrier compensation for traffic terminated to Internet service providers could have an adverse effect on our results of operations and cash flow.

On April 27, 2001, the FCC released an Order on Remand and Report and Order (the “Remand Order”) addressing inter-carrier compensation for traffic terminated to Internet service providers (“ISPs”).

On May 3, 2002, the D.C. Circuit rejected the FCC’s legal analysis in the Remand Order and returned the order to the FCC for further review, but the D.C. Circuit did not vacate the Remand Order. As such, the ISP compensation structure established by the FCC in the Remand Order (rate reductions, growth caps and new market limitations) remains in effect. It is unclear at this time whether or how the ongoing proceedings will affect pending disputes over reciprocal compensation for ISP traffic; how the Remand Order will be interpreted and enforced; or whether affected parties will undertake new challenges to the ISP compensation structure established by the Remand Order. Although reciprocal compensation accounted for 3% of our revenue for the quarter ended March 31, 2004, if the FCC were to significantly change its policy for this traffic, and such changes were approved by the courts, it could have a material adverse impact on the Company.

An inability to market and develop additional services may adversely affect our ability to retain existing customers or attract new customers.

We currently offer local, long distance, data, Internet and other telecommunications services. In order to address the future needs of our customers, we will be required to market and develop additional services. We may not be able to continue to provide the range of telecommunication services that our customers need or desire. We may lose some of our customers or be unable to attract new customers if we cannot offer the services our customers need or desire.

We face intense competition that could adversely affect our business.

The market for telecommunications services is highly competitive. We are an integrated telecommunications carrier that, as of March 31, 2004, provided voice, data and Internet services to more than 18,200 mid- to large-sized business class customers throughout the southeastern and mid-Atlantic United States. We compete, and expect to continue to compete, with current and potential market entrants, including:

•	long-distance carriers;

•	incumbent local exchange carriers, or ILECs;

•	other competitive local exchange carriers, or CLECs;

•	competitive access providers, or CAPs;

•	cable television companies;

•	electric utilities;

•	microwave carriers;

•	wireless telephone system operators; and

•	private networks built by large end-users.

In addition, the possibility of combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors. Moreover, some competitors are now emerging from the protection of Chapter 11 with dramatically altered financial structures that could give those entities the ability to offer more competitive rates than we can. We also expect increased competition from wireless service or voice over Internet Protocol (VoIP) providers as wireless and VoIP technologies improve.

We believe our network, service offerings and customer-focused approach distinguishes us from our competitors. However, many of our current and potential competitors have competitive advantages over us, including substantially greater financial, personnel and other resources, including brand name recognition and long-standing relationships with customers. These resources may place us at competitive disadvantage in our existing markets and may impair our ability to expand into new markets, which could adversely affect our business. We cannot assure you that we will be able to successfully compete in our existing markets or in new markets.

Our failure to comply with the numerous financial and operating covenants in our senior credit facility could result in a default and an acceleration of the entire amount of the senior credit indebtedness which we may not be able to pay or refinance.

Our senior credit facility contains numerous financial and operating covenants. For example, the financial covenants include:

•	achievement by us of minimum levels of earnings before interest, taxes, depreciation, amortization and credit restructuring costs;

•	maintenance by us of a minimum specified gross margin percentage;

•	limits on the amount of our capital expenditures;

•	maintenance by us of minimum levels of unrestricted cash; and

•	beginning in 2005, maintenance by us of specified total leverage, cash interest coverage and minimum fixed charge coverage ratios.

In addition, some of the covenants limit our discretion with respect to business matters, including making acquisitions, paying dividends and incurring additional debt. A breach of any of these covenants could result in a default and an acceleration of our repayment obligations. If a default were to occur, we may not be able to pay the senior credit indebtedness or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants.

The restrictions on acquisitions in our senior credit facility could limit our future growth.

Without the consent of the lenders under our senior credit facility, we are not permitted to make any acquisitions of other telecommunication businesses until we have repaid the entire principal that has been deferred by the lenders from 2003 and 2004 to 2005 and 2006. Even if we eliminate any deferred principal by prepaying, without the consent of the lenders, we cannot make acquisitions with cash and no single acquisition can exceed $2.5 million in transaction value.

We are frequently asked to consider acquisitions of other telecommunications companies and we occasionally initiate acquisition discussions with other telecommunication companies. We plan to make a limited number of acquisitions to grow our business in our existing markets, to add additional products or services or to expand into new markets. Our lenders have approved two acquisitions, one that we made in January 2003 and one that we made in December 2003. However, we cannot assure you that our lenders will approve any future acquisitions or that they would approve them on a timely basis, which could impair our ability to execute our acquisition growth strategy.

We may not be able to make all of the substantial principal payments we are required to make under our senior credit facility which could result in a payment default and the acceleration of the entire indebtedness.

As of March 31, 2004, our outstanding indebtedness under our senior credit facility was approximately $121.0 million, which is secured by substantially all of our assets. In addition to required principal payments of $10.2 million remaining in 2004, we are required to make principal payments of $46.1 million in 2005 and $64.7 million in 2006. The Company’s ability to meet its scheduled debt principal payments is dependent upon its ability to successfully execute its current business strategy. If we are unable to execute our business plan, there is a significant risk that we may not be able to make all of the payments scheduled to be made under our senior credit facility.

If we should be unable to make all the scheduled payments under our senior credit facility, we would seek to obtain a waiver of the default from our lenders, negotiate an amendment with our lenders that would provide for more favorable repayment terms or borrow sufficient funds to refinance our senior credit facility on terms acceptable to us. If these actions were to be unsuccessful, the lenders under the senior credit facility would have the right to declare the entire unpaid balance immediately due and payable and to exercise their default remedies, including foreclosing on substantially all of our assets.

The loss of key personnel could adversely affect our operations and growth.

The loss of the services of Aaron D. Cowell, Jr., our chief executive officer and president, Michael K. Robinson, executive vice president and chief financial officer, or other key employees could materially and adversely affect our business and prospects. Neither of these officers has an employment agreement with us nor do we maintain key man life insurance on them or any of our other officers or key employees. The competition for qualified managers in the telecommunications industry is intense. We may not be able to hire and retain necessary personnel in the future to replace any of our key executive officers or key employees.

In addition to our dependence on those who manage our business, hiring and retaining additional qualified managerial, sales and technical personnel is critical to our success. Since our inception, we have experienced significant competition in hiring and retaining personnel possessing necessary skills and telecommunications experience. Although we have been successful in hiring and retaining qualified personnel, we may not be able to do so in the future.

Our results of operations could be adversely affected if we are required to account for the fair value of options under our employee stock plans as a compensation expense.

There has been an increasing public debate about the accounting treatment for employee stock options. Currently, we record compensation expense only in connection with option grants that have an exercise price below fair market value at the date of grant. As permitted by U.S. GAAP, we have not elected to record compensation expense under the fair value method in our consolidated statements of operations for option grants that have an exercise price at or in excess of fair market value, which represents the vast majority of options we have granted. On March 31, 2004, the Financial Accounting Standards Board issued a proposed Statement, Share-Based Payment. The proposed Statement would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require instead that such transactions be accounted using a fair-value based method. Although we expect the impact of recording expense upon the grant of stock-based compensation awards would be material to our results of operations, we cannot quantify the impact that a new standard would have at this time.

A failure to effectively manage processes and systems for ordering, provisioning and billing, or the failure of third parties to deliver these services on a timely and accurate basis, could have a material adverse effect on our ability to retain our existing customers or to attract and retain new customers.

We have processes and procedures and are working with external vendors, including the ILECs, to implement customer orders for services, the provisioning, installation and delivery of services and monthly billing for those services. Our inability to effectively manage processes and systems for these service elements or the failure of the vendors serving ILECs to deliver ordering, provisioning and billing services on a timely and accurate basis could have a material adverse effect on our ability to retain our existing customers or attract and retain new customers.

Our failure to operate successfully switches and other network equipment could have a material adverse effect on our financial condition and our ability to attract and retain customers or to enter additional markets.

The provision of switched voice and data services is essential to our current strategy. If the switches and associated equipment necessary to operate our network experience technological or operational problems that cannot be resolved in a satisfactory or timely manner, our ability to retain customers or to attract new ones may be adversely affected. The loss of any significant number of customers would adversely affect our results of operations and financial condition.

Our inability to negotiate new interconnection agreements, or extensions or replacements of existing interconnection agreements, on acceptable terms and conditions could adversely affect our results of operations.

We have agreements for the interconnection of our networks with the networks of the ILECs covering each market in which we have a switching platform. These agreements also provide the framework for service to our customers when other local carriers are involved. We may be required to negotiate new interconnection agreements to enter new markets in the future. In addition, we will be required to negotiate amendments to, extensions of, or replacement agreements as our existing interconnection agreements expire. We may not be able to successfully negotiate amendments to existing agreements, negotiate new interconnection agreements, renew our existing interconnection agreements, opt in to new agreements or successfully arbitrate replacement agreements for interconnection on terms and conditions acceptable to us. Our inability to do so would adversely affect our existing operations and opportunities to grow our business in existing and new markets.

System disruptions could cause delays or interruptions of service, which could cause us to lose customers.

Our success depends on providing reliable service. Although we have designed our customer service system to minimize the possibility of service disruptions or other outages, our service may be disrupted by problems on our system, such as malfunctions in our software or other facilities, and problems with a competitor’s system, such as physical damage to telephone lines or power surges and outages. Any disruption in our network could cause us to lose customers and incur additional expenses.

Affiliates of Thomas H. Lee Partners, L.P. and Bain Capital, Inc. have interests as holders of our Series A Convertible Preferred Stock that may not be consistent with the interests of our common stockholders.

In April 2000, affiliates of Thomas H. Lee Partners, L.P. (the “THL Investors”) and Bain Capital, Inc. (the “Bain Investors”) invested $200 million in our Series A Convertible Preferred Stock (the “Preferred Stock”). Under the terms of the Preferred Stock and a corporate governance agreement we have with the THL Investors and Bain Investors, they or their representatives have the right to approve a number of actions we may propose to take, including the issuance of another series of preferred stock, the issuance of convertible debt securities, the incurrence of more than $200 million of indebtedness, subject to certain exceptions, or a business combination between us and another company. These approval rights may limit our ability to take actions that may be in the best interests of our common stockholders.

Our stock price has been volatile historically and may continue to be volatile. The price of our Class A common stock may fluctuate significantly, which may make it difficult for holders to sell our shares of our Class A common stock when desired or at attractive prices.

The market price for our Class A common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new products or services by us or our competitors;

•	announcements relating to acquisitions or investments;

•	changes in financial estimates or other statements by securities analysts;

•	changes in general economic conditions in our markets;

•	consolidation of telecommunications companies in our operating area;

•	changes in the economic performance and/or market valuations of other CLECs;

•	a violation of one or more financial or operating covenants in our senior credit facility; and

•	adverse rulings in one or more of the regulatory or legal proceedings in which the Company is involved.

Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and the trading prices of our Class A common stock could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many telecommunication companies, including US LEC. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. In addition, any negative change in the public’s perception of competitive local exchange carriers could depress our stock price regardless of our operating results.

FORWARD LOOKING STATEMENTS

This prospectus and any related supplements contain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’). In addition, our annual, quarterly and current reports, which have been or will be filed with the SEC may include forward looking statements. Other written or oral statements which constitute forward looking statements have been made and may in the future be made by us or on our behalf. These forward-looking statements are not historical facts or guarantees of future performance, but rather predictions that address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “estimates” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward looking statements are based on a number of assumptions concerning future events, including the outcome of judicial and regulatory proceedings, the adoption of balanced and effective rules and regulations by the FCC and PUCs, and our ability to successfully execute our operating and growth strategy. These forward looking statements are also subject to a number of uncertainties and risks, many of which are outside of our control, that could cause actual results to differ materially from such statements. These risks include those described under the caption “Risk Factors” beginning on page 1 and elsewhere in the filings made by us with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

DIVIDEND POLICY

We have never paid any cash dividends on our Class A common stock, and do not currently intend to do so in the foreseeable future. Our senior credit facility contains covenants that prohibit us from paying cash dividends. We anticipate that our future earnings will be retained for the operation and expansion of our business.

SELLING STOCKHOLDERS

On November 7, 2003, US LEC issued a warrant for 26,250 shares of Class A common stock to Kaufman Bros. L.P. (“KBRO”), as partial compensation for placement agent services in connection with US LEC’s private placement of Class A common stock. On December 17, 2003, US LEC issued 152,811 shares of Class A common stock as partial consideration for the purchase of substantially all the assets of FASTNET® Corporation. US LEC agreed to register for resale the 26,250 shares represented by the warrant issued to KBRO and the 152,811 shares issued to FASTNET® Corporation.

The following table sets forth certain information known to US LEC as of June 8, 2004 regarding the beneficial ownership of the shares offered by this prospectus. Unless otherwise indicated, to the knowledge of US LEC, each stockholder possesses sole voting and investment power over the shares listed. The selling stockholders, including their transferees, pledgees, nominees or donees or their successors, may from time to time offer or sell any or all of the Class A common stock listed in the table pursuant to this prospectus. Except as provided below, none of the selling stockholders has or has had in the past three years a material relationship with US LEC.

Name of Selling Stockholder	Number of Shares Owned Prior to the Offering	Number of Shares to be Sold in the Offering	Number of Shares Owned After the Offering
FN Estate, Inc. (f/k/a FASTNET Corporation) (1)(2)	152,811	152,811	0
Kaufman Bros. L.P. (3)	26,250	26,250	0

(1)	Barry Borden, Chief Executive Officer of FN Estate, Inc., possesses the voting and investment power with respect to the US LEC shares held by FN Estate, Inc. Mr. Borden disclaims beneficial ownership of the US LEC shares held by FN Estate, Inc.
(2)	Stockholder has agreed not to sell (i) during any given calendar week a number of shares in excess of twenty-five percent (25%) of the prior week’s trading volume of US LEC’s Class A common stock and (ii) more than 50,000 shares on any given trading day.
(3)	Represents shares KBRO may acquire upon exercise of a warrant issued by US LEC as consideration for acting as the private placement agent in a private placement of Class A common stock. To our knowledge, KBRO is not acting as an underwriter and the shares are not being sold in a distribution. Craig Kaufman, Chairman and Chief Executive Officer of KBRO, possesses the voting and investment power with respect to the US LEC shares represented by the warrant held by KBRO. Mr. Kaufman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

PLAN OF DISTRIBUTION

The Class A common stock is being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the Class A common stock. We will bear the fees and expenses incurred in connection with our obligation to register the Class A common stock. These fees and expenses include registration and filing fees, printing expenses and fees and disbursements of our counsel and reasonable fees and disbursements of one counsel for all the selling stockholders. However, the selling stockholders will be responsible for all underwriting discounts and commissions and agent’s commissions, if any. The selling stockholders may offer and sell the Class A common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Such sales may be effected by a variety of methods, including the following:

•	In market transactions;

•	In privately negotiated transactions;

•	Through the writing of options or entering into other derivative arrangements;

•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	Through agents; or

•	In any combination of the above or by any other legally available means.

In connection with the sales of the Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the Class A common stock to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell such securities.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any Class A common stock through an underwritten secondary distribution, or if other material changes are made in the plan of distribution of the Class A common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the Class A common stock by the selling stockholders. Selling stockholders may decide to sell only a portion of the Class A common stock offered by them pursuant to this prospectus or may decide not to sell any Class A common stock offered by them pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the Class A common stock by other means not described in this prospectus. Any Class A common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of Class A common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the above may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

Under the securities laws of certain states, the Class A common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless the Class A common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock to be sold pursuant to this prospectus will be passed upon for US LEC Corp. by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from US LEC Corp.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US LEC

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room in Washington, D.C. by calling the Commission at l-800-SEC-0330. Copies may be obtained from the Commission by paying the required fees. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission’s web site is http://www.sec.gov.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we decide to terminate this offering earlier:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-24061) (excluding Exhibit 99.1 to such report);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 0-24061);

(3)	Our Current Report on Form 8-K filed on June 9, 2004 (File No. 0-24061); and

(4)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

From time to time, we furnish information to the Commission under Item 9 or Item 12 of a Current Report on Form 8-K. The information in such a report is not deemed “filed” for purposes of the Exchange Act and will not be incorporated by reference into this, or any other prospectus, registration statement or any of our other filings with the Commission under the Securities Act or the Exchange Act unless the information is expressly incorporated by reference into this, or any other prospectus, registration statement or our other filings with the Commission.

We will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Director, Investor Relations, US LEC Corp., Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, Telephone (704) 319-1000.

This prospectus is a part of our Registration Statement on Form S-3 filed with the Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the Commission at any of the locations listed above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Except for the SEC Registration Fee, the following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

SEC registration fee	$89
Fees and expenses of accountants	$5,000
Fees and expenses of legal counsel	$15,000
Costs	$5,000
Miscellaneous	$4,911

Total	$30,000

Item 15. Indemnification of Directors and Officers.

Certain provisions of the Company’s Certificate of Incorporation (the “Certificate”) and Bylaws provide that the Company shall indemnify all of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “Delaware Law”). In addition, the Certificate authorizes the Registrant to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in its Certificate.

Section 145 of the Delaware Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding, whether criminal or civil, brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition, Section 102 of the Delaware Law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (iii) conduct in violation of Section 174 of the Delaware Law (which section relates to unlawful distributions); or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate currently includes such provisions.

Item 16. Exhibits

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of US LEC under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description
5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)
*	Previously filed

Item 17. Undertakings

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 9, 2004.

US LEC CORP.

By:	/s/ MICHAEL K. ROBINSON
Michael K. Robinson
Executive Vice President – Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

Richard T. Aab	Chairman	, 2004

* Aaron D. Cowell, Jr.	Chief Executive Officer, President and Director	June 9, 2004

Anthony J. DiNovi	Director	, 2004

* David M. Flaum	Director	June 9, 2004

Tansukh V. Ganatra	Director	, 2004

* Michael A. Krupka	Director	June 9, 2004

* Michael C. Mac Donald	Director	June 9, 2004

/s/ MICHAEL K. ROBINSON Michael K. Robinson	Executive Vice President - Finance and Chief Financial Officer	June 9, 2004

* Steven L. Schoonover	Director	June 9, 2004

Michael K. Robinson, by signing his name below, signs this document on behalf of each of the above-named persons specified with an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrants’ Registration Statement on Form S-3 on May 14, 2004.

/s/ Michael K. Robinson Attorney-in-fact

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Previously filed.